SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Datascope Corp.

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DATASCOPE CORP.
14 Philips Parkway
Montvale, New Jersey 07645

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 9, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datascope Corp. (the “Corporation”) will be held at 11:00 a.m., local time, on December 9, 2003, at the JPMorganChase — Conference Center, 270 Park Avenue, 11th Floor, New York, New York 10017-2070, for the following purposes:

1.	To elect three directors of the Corporation to hold office until the 2006 Annual Meeting of Shareholders and until the election and qualification of their respective successors;

2.	To consider and vote upon a proposal to approve the Datascope Corp. 2004 Management Incentive Plan; and

3.	To transact such other business as may properly come before the meeting.

Only holders of record of the Corporation’s common stock at the close of business on October 24, 2003 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Such shareholders may vote in person or by proxy.

SHAREHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

MURRAY PITKOWSKY
Secretary

Dated: October 28, 2003

DATASCOPE CORP.
14 Philips Parkway
Montvale, New Jersey 07645

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Datascope Corp. (the “Corporation”) of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m., local time, on December 9, 2003, at the JPMorganChase — Conference Center, 270 Park Avenue, 11th Floor, New York, New York 10017-2070, and at any adjournment or postponement thereof. The purposes of the Annual Meeting of Shareholders are:

1.	To elect three directors of the Corporation to hold office until the 2006 Annual Meeting of Shareholders and until the election and qualification of their respective successors;

2.	To consider and vote upon a proposal to approve the Datascope Corp. 2004 Management Incentive Plan; and

3.	To transact such other business as may properly come before the meeting.

If proxy cards in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below, (ii) for the proposal to approve the Datascope Corp. 2004 Management Incentive Plan and (iii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment or postponement thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. If a proxy is not returned, the shares represented by such proxy will not be voted. The approximate date of mailing of this Proxy Statement is November 7, 2003.

VOTING

Holders of record of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), on October 24, 2003 will be entitled to vote at the Annual Meeting of Shareholders or any adjournment or postponement thereof. As of that date, there were 14,771,146 shares of Common Stock outstanding and entitled to vote. A majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, unreturned proxies are not counted for purposes of determining the presence or absence of a quorum. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting of Shareholders, including the election of directors.

The three nominees receiving the highest number of affirmative votes cast at the Annual Meeting of Shareholders shall be elected as directors. The favorable vote of a majority of the votes cast at the Annual Meeting of Shareholders is necessary to approve the Datascope Corp. 2004 Management Incentive Plan. Abstentions, broker non-votes and shares represented by unreturned proxies are not considered votes cast and will have no effect on the outcome of the matters scheduled to be considered at the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR each of the nominees for director named below and FOR the proposal to approve the Datascope Corp. 2004 Management Incentive Plan.

ITEM 1. ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting of Shareholders. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

The following information is supplied with respect to the nominees for election as directors of the Corporation in Class III, and for the directors in Classes I and II whose terms expire at the Annual Meeting of Shareholders occurring in 2004 and 2005, respectively, and until the election and qualification of their respective successors. Unless otherwise indicated below, each director has had the principal occupation(s) indicated on the table for five years or more.

NOMINEES FOR DIRECTOR

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

Class III
(If elected, each director will hold office until the 2006 Annual Meeting of Shareholders.)

Name of Nominee	Age	Principal Occupation or Employment	Has Been a Director of the Corporation During

Lawrence Saper	75	Chairman of the Board and Chief Executive Officer of the Corporation	1964 to present
Arno Nash	76	International Business Consultant(1)	1965 to 1967 1996 to present
Robert Klatell	57	Executive Vice President of Arrow Electronics, Inc.(2)	2003 to present(2)

(1)
Mr. Nash served as Chairman of Iterman Industrial Products Ltd. from 1965 until his retirement in December 1999. Since 2001, Mr. Nash has served as Chairman of the Advisory Board of AMA United Kingdom. Mr. Nash is also a member of the Board of Directors of Nitzanim Venture Capital Fund Ltd.

(2)
Mr. Klatell was appointed by the Board of Directors to fill the vacancy on the Board of Directors created by Dr. Joseph Grayzel, who declined to be re-elected to the Board of Directors in 2002. The Board of Directors appointed Mr. Klatell at its meeting on September 23, 2003. Mr. Klatell has served as Executive Vice President of Arrow Electronics, Inc. from July 1995 to the present and is a member of the Board of Directors of Arrow Electronics, Inc. Arrow Electronics, Inc. is a supplier of electronic components to the Corporation, and payments by the Corporation to Arrow Electronics, Inc. in fiscal year 2003 were approximately $580,000. Mr. Klatell is also a director of Mediagrif Interactive Technologies Inc.

CLASS I
(Term expires at the 2004 Annual Meeting of Shareholders.)

Name of Nominee	Age	Principal Occupation or Employment	Has Been a Director of the Corporation During

George Heller	81	Director (3)	1970 to 1979
			1980 to present

William L. Asmundson	66	Director (4)	1969 to 2000
			2001 to present

(3)
Mr. Heller served as Senior Vice President of the Corporation from 1970 through 1979 and from 1980 through October 1992 and as Secretary of the Corporation from 1970 through 1979 and from 1980 through December 1992.

(4)
Mr. Asmundson served as Vice Chairman of Rockefeller & Co., Inc. from January 2001 until his retirement in September 2001. He served as Chief Investment Officer of Rockefeller & Co., Inc. from September 2000 to December 2000 and as President and Chief Executive Officer of Rockefeller & Co., Inc. from November 1998 to December 2000. Mr. Asmundson is also a member of the Board of Directors of IDX Systems Corp.

CLASS II
(Term expires at the 2005 Annual Meeting of Shareholders.)

Name of Nominee	Age	Principal Occupation or Employment	Has Been a Director of the Corporation During

Alan B. Abramson	57	Attorney (5)	1996 to present
David Altschiller	62	Chief Executive Officer of Altschiller Assoc., LLC (6)	1982 to present

(5)	Mr. Abramson has served as President of Abramson Brothers, Inc. since 1972.
(6)
Mr. Altschiller has served as consultant to the Corporation since 1998. Mr. Altschiller has been the Chief Executive Officer of Altschiller Assoc., LLC since January 2001. Mr. Altschiller is also a member of the Board of Directors of Global Network, Inc.

MEETINGS OF THE BOARD

During the fiscal year ended June 30, 2003, the Board of Directors held four meetings and acted by unanimous written consent on three occasions. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

The Board of Directors has an audit committee (the “Audit Committee”) consisting of Messrs. Abramson, Asmundson and Heller. The primary functions of the Audit Committee are to review the Corporation’s financial statements, recommend the appointment of the Corporation’s independent auditors and review the overall scope of the audit. The Audit Committee held eight meetings during fiscal year 2003.

The Board of Directors has a stock bonus committee (the “Stock Bonus Committee”) consisting of Messrs. Saper and Heller. The Stock Bonus Committee is empowered to authorize the issuance of shares of Common Stock to certain employees of the Corporation or its subsidiaries who have provided outstanding services on behalf of the Corporation. The Stock Bonus Committee did not hold any meetings during fiscal year 2003.

The Board of Directors has a compensation committee (the “Compensation Committee”) consisting of Messrs. Abramson, Nash and Asmundson. The primary responsibilities of the Compensation Committee are to administer and make recommendations to the Board of Directors regarding the Corporation’s bonus plans, to review the compensation arrangements relating to officers who are members of the Board of Directors and to administer the Datascope Corp. 1981 Incentive Stock Option Plan and the Datascope Corp. Amended and Restated 1995 Stock Option Plan. The Compensation Committee held four meetings during fiscal year 2003 and acted by unanimous written consent on one occasion.

The Board of Directors has a nominating committee (the “Nominating Committee”) consisting of Messrs. Abramson, Nash and Asmundson. The Nominating Committee is empowered to solicit recommendations for candidates to the Board of Directors, develop and review background information for candidates and make recommendations to the Board of Directors of candidates for the Board of Directors. The Nominating Committee held four meetings during fiscal year 2003. The Nominating Committee will consider stockholder recommendations for director sent to the Nominating Committee, Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission on a timely basis. Reporting Persons are required to furnish the Corporation with copies of all such forms that they file. Based solely on its review of such forms, the Corporation believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal year 2003 were complied with on a timely basis.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table provides information as to each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s voting securities as of October 1, 2003 (unless otherwise indicated):

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock (2)

Lawrence Saper	2,868,737 (3)	18.8%
Datascope Corp. 14 Philips Parkway Montvale, New Jersey 07645
Private Capital Management, Inc.	2,032,721 (4)	13.8%
8889 Pelican Bay Blvd. Suite 500 Naples, Florida 34108
Neuberger Berman, LLC	906,087 (5)	6.1%
605 Third Ave. New York, New York 10158
Systematic Financial Management, L.P.	869,034 (6)	5.9%
300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, New Jersey 07666

(1)
This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of October 1, 2003, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.

(2)
Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock of the Corporation outstanding as of October 1, 2003. For purposes of calculating Mr. Saper’s beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2003 are deemed to be outstanding.

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(3)
Includes (i) 30,706 shares owned by trusts created by Mr. Saper for his children and (ii) 3,150 shares owned by Mr. Saper’s wife. Also includes an option, owned by Mr. Saper, to purchase 500,000 shares of Common Stock which is exercisable only after the average of the high and low sale prices of the Corporation’s Common Stock as quoted on The Nasdaq National Market System exceed certain levels, which levels have not been reached as of October 27, 2003, the business day preceding the filing of this Proxy Statement.

(4)
Private Capital Management, Inc. (“PCM”) is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. PCM has shared investment and voting power with respect to 2,032,721 shares of Common Stock and does not have sole investment power or sole voting power with respect to any shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by PCM on August 26, 2003.

(5)
Neuberger Berman, LLC (“NB”) is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. NB has sole investment power with respect to 306,687 shares of Common Stock, shared investment power with respect to 599,400 shares of Common Stock, sole voting power with respect to 295,437 shares of Common Stock and no voting power with respect to 610,650 shares of Common Stock. With regard to the shared voting power, Neuberger Berman Management Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities. The information set forth herein was obtained from the Schedule 13F filed by NB on July 29, 2003.

(6)
Systematic Financial Management, L.P. (“SFM”) is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. SFM has sole investment and voting power with respect to 780,571 shares of Common Stock and no voting power over 88,463 shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by SFM on August 13, 2003.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by the Corporation’s directors, executive officers identified in the summary compensation table below (excluding Mr. Saper, whose holdings are shown in the preceding table) and all directors and executive officers as a group as of October 1, 2003:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Common Stock(2)

Alan B. Abramson	12,500	(3)	*
David Altschiller	21,650	(4)	*
William L. Asmundson	34,907	(5)	*
Thomas J. Dugan	16,250	(6)	*
George Heller	31,068		*
Robert Klatell	—		*
Arno Nash	21,000	(7)	*
Jeffrey L. Purvin	21,087	(8)	*
Donald Southard	22,000	(9)	*
Paul J. Southworth	56,250	(10)	*
All executive officers and directors as a group (consisting of 16 individuals)	3,308,371	(11)	21.2%

*	Represents less than 1% of the shares of Common Stock of the Corporation outstanding as of October 1, 2003.
(1)
This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

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(2)
Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 2003. For the purpose of calculating each person’s beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2003 are deemed to be beneficially owned by, and outstanding with respect to, such person.

(3)	Consists of 12,500 shares which are issuable pursuant to currently exercisable options.
(4)	Includes 20,000 shares which are issuable pursuant to currently exercisable options.
(5)	Includes 12,500 shares which are issuable pursuant to currently exercisable options and 5,000 shares owned by his wife.
(6)	Consists of 16,250 shares which are issuable pursuant to currently exercisable options.
(7)	Includes 12,500 shares which are issuable pursuant to currently exercisable options.
(8)	Includes 20,000 shares which are issuable pursuant to currently exercisable options.
(9)	Consists of 22,000 shares which are issuable pursuant to currently exercisable options.
(10)	Consists of 56,250 shares which are issuable pursuant to currently exercisable options.
(11)	Includes 837,225 shares which are issuable pursuant to currently exercisable options.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names, ages and all positions and offices held by the Corporation’s present executive officers. Unless otherwise indicated below, each person has held the office indicated for more than five years:

Name	Age	Positions and Offices Presently Held

Lawrence Saper	75	Chairman of the Board of Directors and Chief Executive Officer
Murray Pitkowsky	72	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (1)
Fred Adelman	50	Chief Accounting Officer and Corporate Controller (2)
Nicholas E. Barker	45	Vice President, Design (3)
James L. Cooper	52	Vice President, Human Resources (4)
Thomas J. Dugan	46	Vice President; President, InterVascular, Inc. (5)
Jeffrey L. Purvin	51	Vice President; President, Interventional Products Division (6)
Donald Southard	58	Vice President; President, Patient Monitoring Division (7)
Paul J. Southworth	59	Vice President; President, Cardiac Assist Division (8)
S. Arieh Zak	42	Vice President, Regulatory Affairs and Corporate Counsel (9)

(1)
Mr. Pitkowsky has been employed by the Corporation as Senior Vice President since October 1992, and as Secretary since January 1993. From October 1, 2001 to December 12, 2001, Mr. Pitkowsky served as Acting President, Collagen Products Division. He served as Treasurer from February 1994 to May 1994, from December 1996 to December 1997 and from February 2003 to the present. Mr. Pitkowsky also served as Chief Financial Officer from August 1994 to May 1995, from December 1996 to October 1998 and from February 2003 to the present. Mr. Pitkowsky also served as acting President of Cardiac Assist from September 1998 to June 1999, and acting President of InterVascular Inc. from June 2000 to April 2001.

(2)
Mr. Adelman has been employed by the Corporation as Chief Accounting Officer since July 2002, and as Corporate Controller since October 1999. From July 1983 to October 1999, Mr. Adelman was employed by the Corporation as Director of Corporate Accounting.

(3)	Mr. Barker has been employed by the Corporation as Vice President of Design since December 1997.
(4)
Mr. Cooper has been employed by the Corporation as Vice President of Human Resources since January 1998. Mr. Cooper served as Vice President of Human Resources of Schindler Elevator Corporation from January 1994 to January 1998.

(5)
Mr. Dugan was appointed as a Vice President of the Corporation and President of InterVascular, Inc. in August 2003. Mr. Dugan served as Vice President of Business Development from April 2001 to August 2003 and Acting President, InterVascular, Inc. from October 2002 to August 2003. From September 1996 to February 2001, Mr. Dugan was employed by Tyco Healthcare/United States Surgical and served as Vice President of Marketing (1999 to 2001), General Manager — Vascular Therapies Division (1999) and Senior Director Corporate Development (1996 to 1999).

(6)
Mr. Purvin was appointed as Vice President of the Corporation and as the President of the Interventional Products Division (formerly known as the VasoSeal Business) in October 2002. Mr. Purvin served as General Manager of the VasoSeal Business from December 2001 to October 2002 and Vice President for Sales and Marketing for the VasoSeal Business from May 2001 to November 2001. Prior to his employment with the Corporation, Mr. Purvin served as Vice President and General Manager of the Oral Healthcare Division of the Block Drug Company, a division of GlaxoSmithKline from January 1999 to March 2001, and as Vice President of Marketing from January 1991 to December 1998.

(7)	Mr. Southard has been employed as a Vice President of the Corporation and as the President of the Patient Monitoring Division since February 1997.

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(8)
Mr. Southworth has been employed as Vice President of the Corporation and as President of the Cardiac Assist Division since June 1999. Prior to his employment with the Corporation, Mr. Southworth served as President of the Vascular Division — Research and Development/Technical Operations of Boston Scientific Corporation from July 1998 to June 1999 and President of the Meadox Medicals Division of Boston Scientific Corporation from February 1996 to July 1998.

(9)	Mr. Zak has been employed by the Corporation as Corporate Counsel since November 1992, and as Vice President of Regulatory Affairs since September 1995.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended June 30, 2003, 2002 and 2001, the compensation for services in all capacities to the Corporation of those persons who were at June 30, 2003 the chief executive officer and the other four most highly compensated executive officers of the Corporation (collectively, the “Named Executives”):

			Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)(1)
Name and Principal Position	Year		Salary ($)	Bonus ($)		Other Annual Compensation ($)
								Options (#)

Lawrence Saper	2003		1,000,000	—		349,894	(2)	—	18,991
Chairman of the Board of Directors	2002		1,000,000	—		358,132	(2)	500,000	17,270
and Chief Executive Officer	2001		1,000,000	1,175,000		281,305	(2)	—	17,590

Paul J. Southworth	2003		270,000	35,000	(3)	—		7,500	6,984
Vice President; President, Cardiac	2002		267,500	—		—		—	6,327
Assist Division	2001		255,000	50,000		—		15,000	8,296

Donald Southard	2003		224,000	35,000	(3)	—		7,500	7,344
Vice President; President, Patient	2002		219,875	—		—		8,000	6,294
Monitoring Division	2001		214,375	46,000		—		8,000	6,324

Thomas J. Dugan	2003		223,375	35,000	(3)	—		15,000	10,159
Vice President; President,	2002		218,500	60,000	(4)	—		7,500	1,127
InterVascular, Inc.	2001	(5)	45,522	25,000	(6)	—		25,000	274

Jeffrey L. Purvin	2003	(7)	222,500	35,000	(3)	33,836	(8)	7,500	7,959
Vice President; President,	2002		207,483	—		—		40,000	2,109
Interventional Products Division	2001	(9)	30,385	60,000	(10)	—		20,000	151

(1)
Amounts in this column represent (a) the Corporation’s matching contributions under the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan, (b) premiums for term life insurance and long term disability insurance and (c) with respect to a split-dollar life insurance program maintained by the Corporation for the benefit of Mr. Saper, the increase in Mr. Saper’s portion of the current year’s cash value of the policy. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 2001 are as follows: Saper: (a) $5,975, (b) $1,096 and (c) $10,519; Southworth: (a) $7,200 and (b) $1,096; Southard: (a) $5,228 and (b) $1,096; Dugan: (a) $0 and (b) $274; and Purvin: (a) $0 and (b) $151. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 2002 are as follows: Saper: (a) $4,714, (b) $930 and (c) $11,626; Southworth: (a) $5,200 and (b) $1,127; Southard: (a) $5,167 and (b) $1,127; Dugan: (a) $0 and (b) $1,127; and Purvin: (a) $1,075 and (b) $1,034. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 2003 are as follows: Saper: (a) $6,304, (b) $1,108 and (c) $11,579; Southworth: (a) $5,700 and (b) $1,284; Southard: (a) $6,060 and (b) $1,284; Dugan: (a) $8,875 and (b) $1,284; and Purvin: (a) $6,675 and (b) $1,284. Cumulative net life insurance premiums paid under the split-dollar life insurance program are recoverable with respect to Mr. Saper, on death, if not recovered earlier.

(2)
Includes payments for automobile and reimbursement for executive portion of split-dollar life insurance, respectively, in the following amounts: $77,128 and $171,304 in fiscal year 2003; $76,068 and $159,230 in fiscal year 2002; and $74,559 and $158,842 in fiscal year 2001.

(3)	Represents discretionary bonus for fiscal year 2003.
(4)	Represents guaranteed bonus for fiscal year 2002.

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(5)	Mr. Dugan began his employment with the Corporation on April 9, 2001.
(6)	Represents sign-on bonus paid at commencement of employment.
(7)	Mr. Purvin was appointed as a Vice President of the Corporation and President, Interventional Products Division in October 2002.
(8)	Includes reimbursement of automobile allowance for personal use of vehicle of $24,119 and reimbursement of medical expenses of $9,717.
(9)	Mr. Purvin began his employment with the Corporation on May 7, 2001.
(10)	Includes sign-on bonus of $10,000 paid at commencement of employment and guaranteed bonus for fiscal year 2001 of $50,000.

Options Of Named Executives To Purchase Securities

On October 1, 1981, the Corporation adopted the 1981 Stock Option Plan, which was subsequently approved at the 1981 Annual Meeting of Shareholders. Options that qualify as, and options that do not qualify as, incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), may be granted thereunder. The 1981 Stock Option Plan, as amended, reserved 3,075,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The 1981 Stock Option Plan is administered by the Compensation Committee. The 1981 Stock Option Plan terminated on September 30, 1996; consequently, the Corporation can no longer issue options under the 1981 Stock Option Plan. However, options issued thereunder remain outstanding.

On September 19, 1995, the Corporation adopted the 1995 Stock Option Plan, which was subsequently approved at the 1995 Annual Meeting of Shareholders. Options that qualify as, and options that do not qualify as, incentive stock options under the Code may be granted thereunder. The 1995 Stock Option Plan, as amended, reserved 4,150,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee. The 1995 Stock Option Plan terminates on September 17, 2005.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock option grants during fiscal year 2003 to the Named Executives. The amounts shown for each Named Executive as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Corporation’s future performance and prospects. Consequently, there can be no assurance that the potential realizable value shown in this table will be achieved.

	Individual Grants		Exercise Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees in Fiscal Year
Name	(#)	(%)	($/Sh)	Date	5%($)	10%($)

Lawrence Saper	—	—	—	—	—	—
Paul J. Southworth	7,500(1)	1.3	28.80	May 19, 2013	135,794	344,102
Donald Southard	7,500(1)	1.3	28.80	May 19, 2013	135,794	344,102
Thomas J. Dugan	7,500(1)	1.3	28.80	May 19, 2013	135,794	344,102
	7,500(2)	1.3	24.67	October 29, 2012	116,338	294,822
Jeffrey L. Purvin	7,500(1)	1.3	28.80	May 19, 2013	135,794	344,102

(1)
The option becomes exercisable in four equal annual installments beginning on May 20, 2004. However, prior to May 20, 2008, the portion of the option is exercisable only if the average of the high and low sale prices of the Corporation’s Common Stock as quoted on The Nasdaq National Market System on the trading day immediately preceding the exercise date is equal to or greater than $34.00. After May 20, 2008, the option is fully exercisable, without regard to the price of the Corporation’s Common Stock.

(2)
The option becomes exercisable in four equal annual installments beginning on October 30, 2003. However, prior to October 30, 2007, the portion of the option is exercisable only if the average of the high and low sale prices of the Corporation’s Common Stock as quoted on The Nasdaq National Market System on the trading day immediately preceding the exercise date is equal to or greater than $29.00. After October 30, 2007, the option is fully exercisable, without regard to the price of the Corporation’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for each Named Executive certain information about stock options exercised during fiscal year 2003 and unexercised stock options held at the end of fiscal year 2003. The value realized upon exercise of an option is the difference between the exercise price of the option and the fair market value of the Corporation’s Common Stock (average of the high and low sale prices of the Corporation’s Common Stock as quoted on The Nasdaq National Market System) on the exercise date. The value of an unexercised in-the-money option at the end of fiscal year 2003 is the difference between its exercise price and the fair market value of the Corporation’s Common Stock on June 30, 2003. The value of unexercised in-the-money options, unlike the amounts set forth in the column “Value Realized,” has not been, and may never be, realized. Such options have not been, and may never be, exercised. The actual gain, if any, on exercise will depend on the value of the Corporation’s Common Stock on the date of exercise. An option is “in-the-money” if the fair market value of the Corporation’s Common Stock exceeds the exercise price of the option. An option is “unexercisable” if it has not yet vested.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In- The- Money Options at Fiscal Year End($) Exercisable/ Unexercisable

Lawrence Saper	—	—	0 / 500,000	0 / 170,000
Paul J. Southworth	—	—	56,250 / 18,750	30,637 / 1,538
Donald Southard	—	—	22,000 / 19,250	39,095 / 1,538
Thomas J. Dugan	—	—	14,375 / 33,125	0 / 34,088
Jeffrey L. Purvin	—	—	20,000 / 47,500	2,550 / 9,188

Pension Plan and Supplemental Benefit Plans

Pension Plan

The Corporation maintains the Datascope Corp. Pension Plan. Each year the Corporation contributes an amount necessary to fund the plan on an actuarial basis. Pension benefits to be received upon retirement are determined by an employee’s highest 5 consecutive years’ earnings (based on base salary, commission and certain bonus compensation paid to sales and service representatives) in the 10 years preceding retirement, length of service with the Corporation and age at retirement. Mr. Saper is currently credited with 39 years of service under the plan, Mr. Southworth with 4 years, Mr. Southard with 6 years, Mr. Dugan with 2.5 years and Mr. Purvin with 3 years. Pensions are reduced by 1.5% of an employee’s estimated primary Social Security benefit for each year of credited service (to a maximum of 33 1/3 years). The net pension is limited as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The table below illustrates annual pension benefits on a single life basis, assuming retirement at age 65 and prior to reduction for Social Security benefits or application of the ERISA limits.

Pension Plan Table

	Years of Service
Final Average Compensation	15	20	25	30	35

$125,000	$28,125	$37,500	$46,875	$56,250	$65,625
150,000	33,750	45,000	56,250	67,500	78,750
175,000	39,375	52,500	65,625	78,750	91,875
200,000	45,000	60,000	75,000	90,000	105,000
225,000	50,625	67,500	84,375	101,250	118,125
250,000	56,250	75,000	93,750	112,500	131,250
300,000	67,500	90,000	112,500	135,000	157,500
400,000	90,000	120,000	150,000	180,000	210,000
450,000	101,250	135,000	168,750	202,500	236,250
500,000	112,500	150,000	187,500	225,000	262,500

Supplemental Benefit Plans

The Corporation also maintains certain plans which provide for supplemental retiree medical benefits to Mr. Saper and his wife and supplemental pension benefits for Mr. Saper (the “Supplemental Benefits Plans”). The retiree medical benefits plan will provide certain lifetime medical benefits to Mr. Saper and his wife upon the termination of Mr. Saper’s employment with the Corporation. The pension benefits plan in effect for Mr. Saper during fiscal year 2003 provides that upon his retirement, Mr. Saper is entitled to receive annual lifetime payments, the amounts of which will be based on 60% of the average total compensation for the three years in which Mr. Saper’s compensation was greatest of the ten years immediately preceding Mr. Saper’s retirement, less the benefit payable under the Datascope Corp. Pension Plan. However, the supplemental retirement benefit will not be less than the value of the benefit that would have been payable had Mr. Saper’s retirement occurred at age 65, which amount is actuarially increased to his actual retirement date. At June 30, 2003, the estimated annual benefit payable to Mr. Saper under his Supplemental Benefits Plan approximates $1,836,400. Under the terms of Mr. Saper’s Supplemental Benefits Plan, the annual benefit will be increased to reflect changes in his compensation to retirement. The plan in effect for Mr. Saper provides survivor benefits in the form of a $10,000,000 life insurance policy, maintained pursuant to a split-dollar agreement among Mr. Saper, the Corporation, and a trust for the benefit of Mr. Saper’s family (the “Trust”). The Corporation’s net investment in the program is recoverable on Mr. Saper’s death, but may be repaid sooner by the Trust. Benefits under the Supplemental Benefits Plan are paid from the general funds of the Corporation; however, the Corporation purchases key-man insurance intended to recover a portion of the net after-tax cost of the benefits.

The Sarbanes-Oxley Act of 2002 (“SOA”) prohibits the making of personal loans by corporations to directors or executive officers, and it is possible that the portion of the premium payable by the Corporation under the split-dollar agreement may be characterized as a personal loan to Mr. Saper. Subsequent to the enactment of SOA, the Corporation ceased making payments on its portion of the premiums under the split-dollar agreement. Also, recently adopted Treasury regulations increase the amount of payments by a corporation under split-dollar programs which are imputed as income of the executive participating in the program, and therefore reimbursement to Mr. Saper for such additional income by the Corporation will substantially increase the Corporation’s cost of maintaining the program. In light of these two developments, the Corporation is currently evaluating alternative arrangements that will both meet the requirements of SOA and reduce the cost to the Corporation of providing a comparable benefit to Mr. Saper.

Compensation of Directors and other Matters

The annual retainer for each director of the Corporation (except Mr. Saper and Mr. Altschiller) is $24,000, which is payable in shares of Common Stock pursuant to the Datascope Corp. Non-Employee Director Compensation Plan (the “Non-Employee Director Plan”). Payment of the annual retainer will generally occur at the beginning of the next succeeding calendar year. A director may elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, 40% of such portion is paid in cash (to approximate current federal and state income tax liability) and the balance in Common Stock of the Corporation. In addition, pursuant to the Non-Employee Director Plan, each director of the Corporation (except Mr. Saper and Mr. Altschiller) receives on January 1 of each year a grant of options to purchase 5,000 shares of Common Stock (plus, on January 1, 2003, a grant of options to purchase 2,500 shares of Common Stock in addition to the annual grant of options to purchase 5,000 shares of Common Stock). These options are generally immediately exercisable and have an exercise price equal to the average of the closing price of Common Stock as quoted on The Nasdaq National Market System on the last ten trading days of the calendar year prior to the date of grant. In connection with the issuance of shares of Common Stock under the Non-Employee Director Plan, the Corporation has reserved 150,000 shares of Common Stock for issuance.

In addition to the annual retainer described above, each committee chairman receives an annual retainer of $3,000. Each director of the Corporation (except Mr. Saper and Mr. Altschiller) also receives a fee of $1,500 for each meeting of the Board of Directors and $750 for each committee meeting which such director attends.

From time to time, the Corporation has granted options to directors to purchase shares of Common Stock. These options remain exercisable in full until the earlier of ten years after the date of grant or the termination of status as a director of the Corporation, and are not transferable except that each of the options may be exercised by an executor or administrator within one year after an optionee’s death or disability but not beyond the option’s normal expiration date. Each option provides that the optionee may pay for any shares acquired pursuant to the exercise of such option by cash or check or by transfer to the Corporation of a number of shares of Common Stock with an aggregate market value equal to the aggregate option exercise price. Such options do not qualify as incentive stock options under the Code. For federal income tax purposes, an optionee will realize taxable income on the date of exercise of an option, and the Corporation will then be allowed a deduction from income, equal to the excess of (a) the aggregate market value, on the date of exercise, of the shares so acquired over (b) the aggregate option exercise price for such shares.

Transactions with respect to stock options granted to directors who are officers of the Corporation pursuant to the 1981 Stock Option Plan and the 1995 Stock Option Plan and with respect to the certain director options which have been approved by the shareholders of the Corporation are exempt from the short-swing trading liability provisions of Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 of the Exchange Act. The 1981 Stock Option Plan and the 1995 Stock Option Plan do not cover grants to directors who are not employees or officers of the Corporation.

Mr. Altschiller has been engaged as a consultant to the Corporation since September 1998, providing advice and counsel in the area of advertising. In consideration for these services, the Corporation paid Mr. Altschiller a consulting fee of $184,500 during fiscal year 2003.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The Corporation has entered into an employment agreement with Mr. Saper, dated as of July 1, 1996 (as amended, the “Saper Employment Agreement”). The Saper Employment Agreement is for a term of five years with automatic daily one-day extensions of the term unless either party gives notice of intent not to continue to extend the term. The Saper Employment Agreement provides for an annual base salary and increases to the base salary as determined by the Board of Directors or the Compensation Committee. On September 22, 1999, the Compensation Committee determined to increase Mr. Saper’s annual base salary to $1,000,000. Pursuant to the terms of the Saper Employment Agreement, Mr. Saper is entitled to an annual bonus based on criteria determined by the Compensation Committee. Under the Saper Employment Agreement, Mr. Saper is also entitled to receive bonus compensation in accordance with any long-term and annual incentive compensation plans that are maintained by the Corporation for the benefit of its executives. See “Report of the Compensation Committee on

Executive Compensation.”  Mr. Saper is also entitled to certain retirement benefits. See “Pension Plan and Supplemental Benefit Plans.” Under the Saper Employment Agreement, on March 13, 2002 the Corporation advanced to Mr. Saper $260,000 for payment of a membership deposit to a golf club. Mr. Saper will repay such amount upon the termination of Mr. Saper’s membership in the golf club or, if earlier, upon the termination of Mr. Saper’s employment with the Corporation. Mr. Saper may terminate the Saper Employment Agreement for good reason, including a significant breach by the Corporation of its obligations thereunder or certain changes in control of the Corporation, in which event Mr. Saper is entitled to receive a lump-sum payment equal to the weighted average of his compensation (including base salary and bonus compensation) for the previous three years multiplied by the number of years remaining in his term of employment.

The Corporation has entered into change in control agreements with various members of its management, including the Named Executives. Under these agreements, in the event of a change in control of the Corporation, the Named Executives would be entitled to a lump sum payment equal to 2.99 times their annual base salary then in effect plus bonus.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee establishes and reviews the Corporation’s arrangements and programs for compensating executive officers, including the Named Executives. The Compensation Committee is composed entirely of directors who are neither officers nor employees of the Corporation. The Compensation Committee has been advised by outside legal counsel and by compensation consultants in formulating the Compensation Committee’s overall philosophy and objectives regarding executive compensation and in structuring the Chief Executive Officer’s compensation package.

Compensation Philosophy and Objectives of the Corporation

The Compensation Committee’s policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Corporation. Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under the bonus plans described below, and long-term performance of the Corporation is rewarded through the grant of stock options under the 1995 Stock Option Plan described above. The bonuses and stock options are in addition to executives’ yearly base salaries, which are determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to other corporations in the Corporation’s industry.

The Datascope Corp. Management Incentive Plan, approved by the shareholders in 2000 (the “2000 Management Incentive Plan”), allows for bonus payments to eligible executives based on attainment of overall corporate and division financial thresholds and targets and certain subjective criteria; in the case of Mr. Saper, the thresholds and targets are limited to objective financial criteria. The thresholds and targets are established within the first 25% of the measurement period by the Corporation’s Board of Directors. Bonuses are granted to participants if the thresholds are achieved, and the size of the executive’s bonus increases with the level of achievement up to a certain maximum level of bonus. However, the Compensation Committee has the discretion to (i) decrease or eliminate the award payable to any executive who is covered by Section 162(m) of the Code (such as Mr. Saper) (each a “Covered Employee”), or (ii) increase, decrease or eliminate the award payable to any other executive, to reflect the individual performance and contribution of, and other factors relating to, such executive. The Board of Directors has recommended that the shareholders of the Corporation consider and vote upon a proposal to adopt the Datascope Corp. 2004 Management Incentive Plan, and, following such adoption, the 2000 Management Incentive Plan will be terminated. See “Item 2. Approval of the Datascope Corp. 2004 Management Incentive Plan” beginning on page 18 of this Proxy Statement for a description of the proposal.

The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Corporation, the grant of stock options aligns the interest of the executives with those of the Corporation’s shareholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, and based on the employee’s performance and position with the Corporation.

Compensation of the Chief Executive Officer

Mr. Saper’s compensation for fiscal year 2003 was determined pursuant to the employment agreement, dated as of July 1, 1996. The overall compensation included in the employment agreement paid to Mr. Saper was determined in a manner the Compensation Committee believes is reflective of the Corporation’s operating results, the growth in the Corporation’s business and the value of the Corporation’s equity. Because certain earnings targets were not reached in fiscal year 2003, Mr. Saper did not receive a bonus under the 2000 Management Incentive Plan in fiscal year 2003.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation’s Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The 2000 Management Incentive Plan was approved by shareholders and contains the provisions necessary so that the Corporation believes that amounts payable to Mr. Saper (and other Covered Employees) under the 2000 Management Incentive Plan will not be subject to the deduction limitations of Section 162(m) of the Code.

Compensation Committee

Alan B. Abramson
William L. Asmundson
Arno Nash

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Alan B. Abramson, William L. Asmundson and George Heller. Each of the members of the audit committee is “independent” as defined under the National Association of Securities Dealers, Inc.’s listing standards and is financially literate as that qualification is interpreted by the Board of Directors. In addition, at least one member of the Audit Committee has accounting or related financial management experience, as the Board of Directors interprets that qualification. The Board of Directors has adopted a written charter with respect to the Audit Committee’s roles and responsibilities.

The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) monitor the independence and performance of the Corporation’s independent auditors and (3) provide an avenue of communication among the independent auditors, management, and the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Corporation’s audited financial statements with its management and Deloitte & Touche LLP, its independent auditors. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the Audit Committee discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the audited financial statements to be included in the

Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

Audit Committee

Alan B. Abramson
William L. Asmundson
George Heller

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

For the fiscal year ended June 30, 2003, Deloitte & Touche LLP, the Corporation’s independent auditors, billed the approximate fees set forth below:

Audit fees	$522,700

Financial Information Systems Design and Implementation Fees	$0

All Other Fees	$167,400

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence.

Performance Graph

The following graph compares the cumulative total shareholder return on Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Health Care Equipment Index for the five year period commencing July 1, 1998 and each subsequent June 30 through June 30, 2003. The graph assumes that the value of the investment in Common Stock was $100 on July 1, 1998 and that all dividends were reinvested.

ITEM 2. APPROVAL OF THE DATASCOPE CORP. 2004 MANAGEMENT INCENTIVE PLAN

The Board of Directors has approved a proposal to adopt the Datascope Corp. 2004 Management Incentive Plan (the “2004 Management Incentive Plan”). The 2004 Management Incentive Plan is intended to supercede all prior bonus plans, including:

1.
Datascope Corp. Annual Incentive Plan (as of September 17, 1997). The Annual Incentive Plan gave the Compensation Committee discretion to determine the terms and conditions of annual performance based awards to eligible participants in accordance with the terms set forth therein. In relevant part, the Annual Incentive Plan required the Committee to adopt targets based on certain criteria, a performance threshold with respect to each target, and a base salary percentage which would be payable as a bonus in the event that 100% of the participant’s targets were achieved. The Committee was to determine each participant’s bonus, if any, in accordance with a mathematical formula or matrix. Pursuant to the Annual Incentive Plan, the maximum award to any participant for any performance period was the lesser of either the amount determined by multiplying the participant’s base salary by a factor of two, or $3,000,000. See Annex A of the Corporation’s Proxy Statement on Schedule 14A filed by the Corporation on November 1, 1997 for the full text of the Annual Incentive Plan.

2.
Datascope Corp. Supplemental Incentive Plan (as of December 7, 1999). The Supplemental Incentive Plan was adopted to supplement the Annual Incentive Plan, and was intended to reward Mr. Saper for his contributions to the Corporation’s financial success and thereby motivate him to continue to make such contributions to the Corporation with respect to the period beginning October 1, 1999 and ending June 30, 2000, by granting him a performance-based award. The Supplemental Incentive Plan set forth, among other things, certain targets, performance thresholds, payment formulas and earnings per share upon which an award was to be based, in the Compensation Committee’s sole discretion. The aggregate amount of the award for the performance period could not exceed $3.2 million under the Supplemental Incentive Plan.

3.
Datascope Corp. Management Incentive Plan (Amended and Restated as of May 16, 2000). The 2000 Management Incentive Plan, which amended and restated the Supplemental Incentive Plan, provided that the aggregate amount of any award to any participant for any performance period could not exceed $5,000,000. See Annex A of the Corporation’s Proxy Statement on Schedule 14A filed by the Corporation on October 27, 2000 for the full text of the 2000 Management Incentive Plan.

Accordingly, if the 2004 Management Incentive Plan is approved as provided herein, the 2000 Management Incentive Plan, the Supplemental Incentive Plan, the Annual Incentive Plan, and all prior bonus plans shall be terminated. The 2004 Management Incentive Plan is based upon the 2000 Management Incentive Plan, except that in the 2000 Management Incentive Plan, the aggregate amount of any award to a Participant (as defined below) in a fiscal year is limited to $5,000,000. The 2004 Management Incentive Plan instead limits the aggregate awards to Participants so that the aggregate amount of any award to a Participant in any fiscal year may not exceed the greater of (i) two times the Participant’s base salary for such fiscal year (such amount not to exceed $2,000,000) or (ii) 5% of the Corporation’s earnings before income taxes, as reported in the Corporation’s audited consolidated financial statements, before taking into account any losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes and before deducting payments due under the 2004 Management Incentive Plan. See “Maximum Award,” below.

Background. The Corporation’s 2000 Proxy Statement (the “2000 Proxy Statement”) contained a proposal to adopt the 2000 Management Incentive Plan, and such proposal was adopted by the shareholders of the Corporation at the Corporation’s 2000 Annual Meeting of Shareholders. In August 2001, a shareholder derivative action was filed in United States District Court for the District of New Jersey against the Corporation and the Board of Directors entitled David B. Shaev v. Lawrence Saper, Alan B. Abramson, David Altschiller, Joseph Grayzel, M.D., George Heller, Arno Nash and Datascope Corp. A similar litigation had previously been commenced by Shaev in New York State Court in December 2000. The amended complaint filed in the District of New Jersey action alleges, inter alia, that the 2000 Proxy Statement contained materially false and misleading statements concerning, among other things, deductibility for federal income tax purposes of Mr. Saper’s bonus compensation, failure to disclose the existence and material terms of the Annual Incentive Plan (as of September 17, 1997) and the material terms of the Supplemental Incentive Plan (as of December 7, 1999), omission of material facts regarding the bonuses payable and the number of persons eligible under the 2000

Management Incentive Plan, and coerciveness insofar as it stated that the Corporation might grant Mr. Saper a bonus if the Plan were not approved by the stockholders. The complaint also alleges that the defendant directors breached their duties of good faith and loyalty and were negligent in connection with these matters, and by approving allegedly excessive payments to Mr. Saper. Although the complaint was dismissed by the District Court on April 2, 2002, on February 21, 2003, the United States Court of Appeals for the Third Circuit vacated the dismissal and remanded the case to the District Court for further proceedings.

The Board has recently undertaken a review of the terms of the Corporation’s predecessor bonus plans, and, based upon that review, and a consideration of relevant legal and business considerations, proposes that the shareholders adopt the 2004 Management Incentive Plan. Following such adoption, the Corporation will terminate, as set forth above, the 2000 Management Incentive Plan, the Supplemental Incentive Plan and the Annual Incentive Plan.

2004 Management Incentive Plan

The following is a summary of the material provisions of the 2004 Management Incentive Plan. Such summary should, however, be read in conjunction with, and is qualified in its entirety by, the complete text of the 2004 Management Incentive Plan, as proposed to be adopted, as set forth in Annex A to this Proxy Statement and incorporated herein by reference.

Generally. The purpose of the 2004 Management Incentive Plan is to benefit and advance the interests of the Corporation by rewarding selected employees of the Corporation and its subsidiaries and divisions (each such subsidiary or division is referred to herein as a “Business Unit”) for their contributions to the Corporation’s financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards (“Awards”). The 2004 Management Incentive Plan provides for bonus payments to Participants based on certain performance criteria. Shareholder approval of the material terms of the 2004 Management Incentive Plan is required in order for the 2004 Management Incentive Plan to be effective and for bonuses payable thereunder to a “covered employee” within the meaning of Section 162(m) of the Code whose “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) for such Performance Period (as defined below) is expected to exceed $1,000,000 (each a “Covered Employee”), to be fully deductible under Section 162(m) of the Code.

Plan Administration. The 2004 Management Incentive Plan shall be administered by the Compensation Committee. The Compensation Committee is authorized to administer, interpret and apply the 2004 Management Incentive Plan and from time to time may adopt such rules, regulations and guidelines consistent with the provisions of the 2004 Management Incentive Plan as it may deem advisable to carry out the 2004 Management Incentive Plan, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Compensation Committee. The Compensation Committee’s interpretations of the 2004 Management Incentive Plan, and all actions taken and determinations made by the Compensation Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders and Participants. The Compensation Committee shall have authority to determine the terms and conditions of the Awards granted to Participants.

Eligible Persons; Participants. Only employees of the Corporation or its business units who are at the level of Manager (or a level determined by the Compensation Committee to be equivalent to Manager) or at a more senior level (including all of the executive officers of the Corporation) are eligible to participate in the 2004 Management Incentive Plan (“Eligible Persons”). As of October 1, 2003, there are approximately 200 employees of the Corporation or its business units who are at the level of Manager or at a more senior level. An individual shall be deemed an employee for purposes of the 2004 Management Incentive Plan only if such individual receives compensation from either the Corporation or one of its Business Units for services performed as an employee of the Corporation or any one of its Business Units for any period during a Performance Period (defined below). An Eligible Person who is a Covered Employee shall be entitled to participate in the 2004 Management Incentive Plan with respect to a Performance Period which has commenced only if he or she commenced employment on or before the beginning of each Performance Period or any later date described in Treasury

Regulation 1.162-27(e)(2) (or any successor thereto). An Eligible Person who has been chosen to receive an Award under the 2004 Management Incentive Plan shall be referred to as a “Participant.”

Awards. Awards may be granted only to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the 2004 Management Incentive Plan.

Performance Period. Performance Periods are established by the Compensation Committee, which may establish multiple Performance Periods within each fiscal year of the Corporation. A Performance Period is the period of time over which the performance threshold (described below) with respect to an Award must be satisfied. The length of any Performance Period is determined by the Compensation Committee, in its discretion, and need not be identical for all Awards.

Performance Criteria. The Compensation Committee will adopt, with respect to each Participant, specific performance criteria, performance thresholds and performance targets, a percentage of such Participant’s base salary (or fixed dollar amounts) to be awarded (subject to modification (as described below)) if such Participant exceeds each performance threshold, for the Performance Period, and a mathematical formula or matrix which should contain weighting for each target and indicate the extent to which Awards will be paid if such performance thresholds are achieved or excluded. If a Participant does not exceed each performance threshold, then no bonus will be paid to such Participant.

Section 162(m) of the Code requires performance awards for Covered Employees to be based upon objective performance criteria (on an absolute or relative basis, including comparisons of results for the Performance Period to prior periods or forecasts). For each Participant who is a Covered Employee, the performance criteria may include one or more of the following, derived from the Corporation’s audited financial statements: (i) net sales, (ii) pre-tax earnings, (iii) after-tax earnings, (iv) operating earnings, and (v) earnings per share, each as determined in accordance with GAAP for the Corporation on a consolidated basis (collectively, the “Financial Criteria”). With respect to any Covered Employee who is employed by a Business Unit, the Financial Criteria shall be based on the results of such Business Unit, audited consolidated results of the Corporation, or a combination of the two.

With respect to each Participant who is not a Covered Employee, the performance criteria established by the Compensation Committee may be any, or a combination of any, quantitative criteria (including, without limitation, any Financial Criteria) or qualitative criteria. If such Participant is employed by a Business Unit, then the Financial Criteria for such Participant may relate to either the results of such Business Unit, audited consolidated results of the Corporation or a combination of the two.

Performance criteria for all Participants shall be adjusted as may be necessary to reflect certain extraordinary events.

Maximum Award. The aggregate amount of any Award to any Participant for any fiscal year shall not exceed the greater of (i) two times the Participant’s base salary for such fiscal year (such amount not to exceed $2,000,000) or (ii) 5% of the Corporation’s earnings before income taxes, as reported in the Corporation’s audited consolidated financial statements, before taking into account any losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes and before deducting payments due under the 2004 Management Incentive Plan.

Calculation of Award; Certification. As soon as practicable after the end of the Performance Period, and based upon the applicable Financial Criteria, the Compensation Committee will determine with respect to each Participant whether and the extent to which such Participant’s performance thresholds were exceeded, including the extent to which, if any, each target was attained or exceeded, and will calculate such Participant’s award, if any, by taking into account these factors and the weighting for each target (subject to modification (as described below)). At such time, the Compensation Committee will certify in writing the amount of each award and whether each material term of the 2004 Management Incentive Plan relating to such award has been satisfied.

Payment. So long as the Participant remains employed by the Corporation or a Business Unit through the date of payment of such Participant’s Award, such Award will be payable in cash as promptly as practicable thereafter. See “Employment Requirement.”

Deferral. From time to time, prior to the end of a Performance Period, the Compensation Committee may, in its sole discretion (under uniform rules applicable to all Participants and in compliance with applicable law in effect at such time), offer Participants the opportunity to defer receipt of all or a portion of any Award that is made for such Performance Period.

Modification of Awards. At any time prior to the payment of an Award, the Compensation Committee may, in its sole discretion, (i) increase (subject to certain limitations; see Maximum Award, above), decrease or eliminate the Award payable to any Participant who is not a Covered Employee and who would not become a Covered Employee as a result of any such increase or (ii) decrease or eliminate the Award payable to any Covered Employee, in each case to reflect the individual performance and contribution of, and other factors relating to, such Participant. The determination of the Compensation Committee shall be final and conclusive.

Employment Requirement. No Participant shall have any right to receive payment of any Award unless such Participant remains in the employ of the Corporation or a Business Unit through the date of payment of such Award; provided, however, that the Compensation Committee may, in its sole discretion, pay all or any part of an Award to any Participant who, prior to such date of payment, retires, dies or becomes permanently disabled or where other special circumstances exist with respect to such Participant, so long as the performance thresholds applicable to the Participant’s performance targets were achieved or exceeded. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Compensation Committee, paid as provided in the 2004 Management Incentive Plan. The determination of the Compensation Committee shall be final and conclusive.

Term, Amendment and Termination of the 2004 Management Incentive Plan. The 2004 Management Incentive Plan, if approved by shareholders, will be effective as of July 1, 2003. The Compensation Committee may at any time and from time to time alter, amend, suspend or terminate the 2004 Management Incentive Plan in whole or in part. No such amendment shall be effective which alters the Award, performance target or other criteria relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period, except any such amendment that may be made without causing such Award to cease to qualify as performance-based compensation under Section 162(m) of the Code.

New Plan Benefits. Because the payment of an annual bonus under the 2004 Management Incentive Plan for any fiscal year is contingent on the achievement of the performance goals as of the end of the fiscal year, the Corporation cannot determine the amounts that will be payable or allocable for fiscal year 2004 or in the future. The performance goals set for fiscal year 2003 under the 2000 Management Incentive Plan were not met by the Corporation, and no bonuses were paid under the 2000 Management Incentive Plan for fiscal year 2003. The criteria which may be used in establishing the performance goals for a fiscal year are identical for the 2000 Management Incentive Plan and the 2004 Management Incentive Plan. If the 2004 Management Incentive Plan had been in effect for fiscal year 2003, no participant in the plan would have received a bonus for fiscal year 2003 under the plan because the performance goals set by the Compensation Committee under the plan for fiscal year 2004 are higher than the results achieved by the Corporation in fiscal year 2003.

For fiscal year 2004, the Compensation Committee has identified earnings per share as the financial criteria to be used to establish performance thresholds for Mr. Saper under the 2004 Management Incentive Plan. The Compensation Committee determined that a bonus equal to 50% of Mr. Saper’s base salary shall be paid under the 2004 Management Incentive Plan upon the Corporation achieving earnings per share of $1.58, and that bonuses equal to greater percentages of base salary shall be paid to Mr. Saper upon the achievement of higher levels of earnings per share. To the extent any such bonus amount exceeded the maximum award permitted under the 2004 Management Incentive Plan, only the portion permitted would be paid and any remaining portion of the award would be canceled. See Maximum Award, above. The financial criteria (earnings per share) and performance thresholds established for Mr. Saper for fiscal year 2004 are particular to such fiscal year and may be adjusted to reflect certain extraordinary events, and the Compensation Committee may utilize different financial criteria and set different performance thresholds in subsequent fiscal years as permitted by the 2004 Management Incentive Plan. The financial criteria, performance thresholds and bonus percentages for eligible employees other than Mr. Saper under the 2004 Management Incentive Plan vary depending the employee’s position and department.

Equity Compensation Plan Information

      The following table provides information as of June 30, 2003 about the Common Stock that may be issued under our existing equity compensation plans upon the exercise of stock options or otherwise (notwithstanding that the 2004 Management Incentive Plan does not itself provide for any equity compensation awards).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,716,514	$30.52	890,535
Equity compensation plans not approved by security holders	116,700(1)	$22.60	—

Total	2,833,214	$30.19	890,535

(1)
Includes grants of options to consultants to purchase up to 86,700 shares of Common Stock. These options have terms ranging from 5 to 10 years, with exercise prices ranging from $18.25 to $39.45. Some of these options vest over time or upon the occurrence of specified events.

Board Recommendation

The Board of Directors believes that it is in the best interests of the Corporation and its shareholders to approve the 2004 Management Incentive Plan so that the Corporation can continue to attract and retain qualified management and encourage its management to exert their best efforts on behalf of the Corporation. Approval of the 2004 Management Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders. Accordingly, the Board of Directors recommends that you vote FOR the approval of the 2004 Management Incentive Plan.

OTHER BUSINESS

The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting of Shareholders. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Corporation for inclusion in the Corporation’s 2004 Proxy Statement and form of proxy on or prior to July 10, 2004.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

The Annual Report to Shareholders of the Corporation on Form 10-K for the fiscal year ended June 30, 2003 (the “Annual Report”) is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement.

Upon the written request of any shareholder of the Corporation, management will provide, free of charge, a copy of the Annual Report, including the financial statements and schedules thereto. Requests should be mailed to: Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention: Secretary.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Corporation’s financial statements for the years ended June 30, 2003 and 2002 have been examined by the firm of Deloitte & Touche LLP, independent certified public accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The Board of Directors intends to review the appointment of independent certified public accountants at a meeting subsequent to the Annual Meeting of Shareholders.

COST OF SOLICITATION

The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. The Corporation has engaged the firm of MacKenzie Partners, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be $8,500 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors,

MURRAY PITKOWSKY
Secretary

Dated:     October 28, 2003

 ANNEX A

DATASCOPE CORP.
2004 MANAGEMENT INCENTIVE PLAN (the “Plan”)

Section 1. Purpose.     The purpose of the Datascope Corp. Management Incentive Plan (the “Plan”) is to benefit and advance the interests of Datascope Corp., a Delaware corporation (the “Company”), by rewarding selected employees of the Company and its subsidiaries and divisions (each such subsidiary or division is referred to herein as a “Business Unit”) for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards (“Awards”). As of the effectiveness of the Plan, the Plan shall supersede the Management Incentive Plan as amended and restated as of May 16, 2000 (the “Original Plan”) and the Datascope Corp. Annual Incentive Plan (the “1997 Plan”), and the Original Plan and the 1997 Plan shall terminate and no longer have any force or effect.

Section 2. Certain Definitions.     For the purposes of the Plan the following terms shall be defined as set forth below: Section 4.

(a) “Applicable Employee Remuneration” has the meaning given to such term in Section 162(m)(4) of the Code.

(b) “Base Salary Percentage” means a percentage of the Participant’s annual base salary in effect as of the later of (i) the first day of the Performance Period or (ii) the common salary adjustment date within the Performance Period.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Company Plan” means Datascope’s internal Fiscal Year Plan for the relevant Fiscal Year.

(g) “Covered Employee” has the same meaning given to such term in Section 162(m)(3) of the Code; provided, however, that a person will be considered a Covered Employee for purposes of this Plan only if such employee’s Applicable Employee Remuneration for the relevant Fiscal Year is expected to exceed $1,000,000.

(h) “Financial Criteria” has the meaning given to that term in Section 6(a) hereof.

(i) “Fiscal Year” means the fiscal year ending on June 30 or such other period that the Company may hereafter adopt as its fiscal year.

(j) “Performance Period” means the period of time over which the Performance Threshold must be satisfied, which period may be of such length as the Committee, in its discretion, shall select. The Performance Period need not be identical for all Awards. Within one Fiscal Year, the Committee may establish multiple Performance Periods.

(k) “Performance Threshold” has the meaning given to such term in Section 6(b) hereof (in the case of a Covered Employee), or Section 7(b) hereof (in the case of a Participant who is not a Covered Employee).

(l) “Target” has the meaning given to such term in Section 6(a) hereof (in the case of a Covered Employee), or Section 7(a) hereof (in the case of a Participant who is not a Covered Employee).

Section 3. Administration of the Plan.

(a) Generally.     The Plan shall be administered by the Committee. The Committee is authorized to administer, interpret and apply the Plan and from time to time may adopt such rules, regulations and guidelines consistent with the provisions of the Plan as it may deem advisable to carry out the Plan, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and Participants (as defined below). The Committee shall have authority to determine the terms and conditions of the Awards granted to Participants.

(b) Delegation.     The Committee may delegate its responsibilities for administering the Plan to the Chief Executive Officer, as the Committee deems necessary. However, the Committee shall not delegate its responsibilities under the Plan relating to Covered Employees.

(c) Reliance and Indemnification.     The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee nor the Chief Executive Officer shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee or the Chief Executive Officer with respect to the Plan or Awards granted hereunder, and all members of the Committee and the Chief Executive Officer shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 4. Eligible Persons.     Only employees of the Company or its Business Units who are at the level of Manager (or a level determined by the Committee to be equivalent to Manager) or at a more senior level are eligible to participate in the Plan (“Eligible Persons”). An individual shall be deemed an employee for purposes of the Plan only if such individual receives compensation from either the Company or one of its Business Units for services performed as an employee of the Company or any one of its Business Units for any period during a Performance Period. An Eligible Person who is a Covered Employee shall be entitled to participate in the Plan with respect to a Performance Period which has commenced only if he or she commenced employment on or before the beginning of each Performance Period or any later date described in Treasury Regulation 1.162-27(e)(2) (or any successor thereto).

Section 5. Awards; Participants.     Awards may be granted only to Eligible Persons with respect to each Performance Period, subject to the terms and conditions set forth in the Plan. An Eligible Person who has been chosen to receive an Award under the Plan shall be referred to as a “Participant.”

Section 6. Determination of Targets, Performance Thresholds and Base Salary Percentage for Covered Employees.     Prior to the beginning of each Performance Period or any later date described in Treasury Regulation 1.162-27(e)(2) (or any successor thereto), the Committee shall adopt each of the following with respect to each Participant who is a Covered Employee:

(a) one or more Targets, which shall be equal to a desired level or levels for any Performance Period of any or a combination of the following business criteria on an absolute or relative basis (including comparisons of results for the Performance Period to either (x) results for the prior Performance Period or (y) the Company Plan or forecast for the Performance Period), and measured before extraordinary items and/or special items: (i) net sales, (ii) pre-tax earnings, (iii) after-tax earnings, (iv) operating earnings, and (v) earnings per share, each as determined in accordance with generally accepted accounting principles consistently applied for the Company on a consolidated basis (collectively, the “Financial Criteria”). With respect to any Covered Employee who is employed by a Business Unit, the Financial Criteria shall be based on the results of such Business Unit, consolidated results of the Company, or a combination of the two;

(b) a Performance Threshold with respect to each Target, applicable to one or more Financial Criteria, which represents a minimum amount that must be attained for a Participant to receive an Award;

(c) either (i) a Base Salary Percentage, or (ii) fixed monetary amounts, which, in each case, shall be payable as an Award in the event that 100% of such Participant’s Targets are achieved.

(d) a mathematical formula or matrix that shall contain weighting for each Target and indicate the extent to which Awards will be paid if such Participant’s Performance Thresholds with respect to his or her Targets are achieved or exceeded.

The Committee shall make such adjustments, to the extent it deems appropriate, to the Targets and Performance Thresholds to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of Business Units or any unusual circumstances outside of management’s control which, in the sole judgment of the Committee, alters or affects the computation of such Targets and Performance Thresholds or the performance of the Company or any relevant Business Unit (each an “Extraordinary Event”).

Section 7. Determination of Targets, Performance Thresholds and Base Salary Percentage For Participants Who Are Not Covered Employees.     Prior to the end of the Performance Period, the Committee shall adopt each of the following with respect to each Participant who is not a Covered Employee:

(a) one or more Targets, which shall be equal to a desired level or levels for any Performance Period of any, or a combination of any, quantitative criteria (the “Quantitative Criteria,” which Quantitative Criteria may include, without limitation, any Financial Criteria) or qualitative criteria (the “Individual Criteria”). With respect to such Participants who are employed by a Business Unit, the Quantitative Criteria may be based on the results of such Business Unit, consolidated results of the Company, or a combination of the two;

(b) a Performance Threshold with respect to each Target, applicable to one or more Quantitative Criteria or Individual Criteria, which represents a minimum that must be attained for a Participant to receive an Award;

(c) either (i) a Base Salary Percentage, or (ii) fixed monetary amounts, which, in each case, shall be payable as an Award in the event that 100% of such Participant’s Targets are achieved.

(d) a mathematical formula or matrix that shall contain weighting for each Target and indicate the extent to which Awards will be paid if such Participant’s Performance Thresholds with respect to his or her Targets are achieved or exceeded.

The Committee shall make such adjustments to the Targets and Performance Thresholds as are equitably required to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of Business Units or any unusual circumstances outside of management’s control which, in the sole judgment of the Committee, alters or affects the computation of such Targets and Performance Thresholds or the performance of the Company or any relevant Business Unit (each an “Extraordinary Event”).

Section 8. Calculation of Awards; Certification; Payment; Deferral.     As soon as practicable after the end of the Performance Period, and subject to verification by the Company’s independent auditors of the applicable Financial Criteria, the Committee shall determine with respect to each Participant whether and the extent to which the Performance Thresholds applicable to such Participant’s Targets were achieved or exceeded. Such Participant’s Award, if any, shall be calculated in accordance with the mathematical formula or matrix determined pursuant to Section 6 or 7, as applicable, and subject to the limitations set forth in Section 9 hereof. The Committee shall certify in writing the amount of such Award and whether each material term of the Plan relating to such Award has been satisfied. Subject to Section 9 hereof, such Award shall become payable in cash as promptly as practicable thereafter. However, from time to time, prior to the end of a Performance Period, the Committee may, in its sole discretion (under uniform rules applicable to all Participants and in compliance with applicable law in effect at such time), offer Participants the opportunity to defer receipt of all or a portion of any Award that is made for such Performance Period.

Section 9. Limitations; Modifications to Awards.     Each Award determined pursuant to Section 6 or 7 hereof shall be subject to modification or forfeiture in accordance with the following provisions:

(a) Limitations.     The aggregate amount of any Award to any Participant for any Performance Period as finally determined by the Committee, shall constitute the Participant’s Award for the Fiscal Year; provided, however that the aggregate Award for any Participant for any Fiscal Year shall not exceed the greater of (i) 2 times the Participant’s Base Salary for such Fiscal Year (the amount payable under this clause (i) not to exceed $2,000,000) or (ii) 5 percent of the Company’s earnings before income taxes, as reported in the Company’s audited consolidated financial statements, before taking into account any losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes and before deducting any Awards payable under the Plan.

(b) Modifications.     At any time prior to the payment of an Award, the Committee may, in its sole discretion, (i) increase, decrease or eliminate the Award payable to any Participant who is not a Covered Employee and who would not become a Covered Employee as a result of any such increase or (ii) decrease or eliminate the Award payable to any Covered Employee, in each case to reflect the individual performance and contribution of, and other factors relating to, such Participant. The Committee may make such adjustments, to the extent it deems appropriate to any Award to compensate for, or to reflect, any Extraordinary Event. The determination of the Committee as to matters set forth in this Section 9(b) shall be final and conclusive.

Section 10. Employment Requirement.     No Participant shall have any right to receive payment of any Award unless such Participant remains in the employ of the Company or a Business Unit through the date of payment of such Award; provided, however, that the Committee may, in its sole discretion, pay all or any part of an Award to any Participant who, prior to such date of payment, retires, dies or becomes permanently disabled or where other special circumstances exist with respect to such Participant, so long as the Performance Thresholds applicable to the Participant’s Targets were achieved or exceeded. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Committee, paid as provided in Section 6 or 7. The determination of the Committee shall be final and conclusive.

Section 11. Miscellaneous.

(a) No Contract; No Rights to Awards or Continued Employment.     The Plan is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its Business Units.

(b) No Right to Future Participation.     Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

(c) Restriction on Transfer.     The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant to whom such Award is granted (other than by will or the laws of descent and distribution), and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under the Plan to pay any Award with respect to such Participant.

(d) Tax Withholding.     The Company or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

(e) No Restriction on Right of Company to Effect Changes.     The Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.

(f) Source of Payments.     The Plan shall be unfunded. The Plan shall not create or be construed to create a trust or separate fund or segregation of assets of any kind or a fiduciary relationship between the Company and a Participant or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof. To the extent that any Participant is granted an Award hereunder, such Participant’s right to receive payment of such Award shall be no greater than the right of any unsecured general creditor of the Company.

(g) No Interest.     If the Company for any reason fails to make payment of an Award at the time such Award becomes payable, the Company shall not be liable for any interest or other charges thereon.

(h) Amendment and Termination.     The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No such amendment shall be effective which alters the Award, Target or other criteria relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period, except any such amendment that may be made without causing such Award to cease to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

(i) Governmental Regulations.     The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

(j) Headings.     The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(k) Governing Law.     The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey, without regard to the choice-of- law principles thereof, and applicable federal law.

(l) Severability.     If any term or provision (“Provision”) of the Plan or the application thereof (i) as to any Participant or circumstance (other than as described in clause (ii)) is, to any extent, found to be illegal or invalid, or (ii) would cause any Award to any Covered Employee not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code, then the Committee shall sever such Provision from the Plan and, thereupon, such Provision shall not be a part of the Plan.

(m) Effective Date.     The Plan shall be effective as of July 1, 2003; provided, however, that it shall be a condition to the effectiveness of the Plan, and any Awards made on or after July 1, 2003, that the shareholders of the Company (the “Shareholders”) approve the Plan at the first Annual Meeting of Shareholders to be held after such date. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective and the Original Plan shall remain in full force and effect.

(n) Approval and Reapproval by Shareholders.     To the extent required under Section 162(m) of the Code and the regulations thereunder, (i) any change to the material terms of the Financial Criteria shall be disclosed to and approved by the Shareholders at the next Annual Meeting of Shareholders to be held following such change, and (ii) the material terms of the Financial Criteria shall be disclosed to and reapproved by the Shareholders no later than the Annual Meeting of Shareholders that occurs in the fifth year following the year in which Shareholders approve the Financial Criteria.

PROXY	DATASCOPE CORP.	COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS DECEMBER 9, 2003

The undersigned hereby constitutes and appoints LAWRENCE SAPER and MURRAY PITKOWSKY, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $0.01 per share, of DATASCOPE CORP. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of DATASCOPE CORP., to be held at the JPMorganChase - Conference Center, 270 Park Avenue, 11th Floor, New York, New York 10017-2070, on December 9, 2003 at 11:00 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting:

1.	ELECTION OF DIRECTORS. Nominees: Lawrence Saper, Arno Nash and Robert Klatell (Mark only one of the following boxes.)

	VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):	VOTE WITHHELD from all nominees.

2.	Proposal to approve the Datascope Corp. 2004 Management Incentive Plan.	FOR	AGAINST	ABSTAIN

3.	In their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

(Continue and sign on other side)

(Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE DATASCOPE CORP. 2004 MANAGEMENT INCENTIVE PLAN.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated October 28, 2003.

Dated:	, 2003

Signature of Shareholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)
Please date and sign exactly as name appears above.

I plan    I do not plan    to attend the Annual Meeting.